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EXHIBIT 21

SUBSIDIARIES OF PROVIDENT BANKSHARES CORPORATION

Subsidiaries	State of Incorporation
Provident Bank of Maryland(1)	Maryland
Provident Mortgage Corp.	Maryland
Provident Financial Services, Inc.	Maryland
Provident Investment Center, Inc.	Maryland
Banksure Insurance Corporation	Maryland
PB Investment Corporation	Delaware
PB REIT, INC.	Delaware
PB Trust I	Delaware
PB Trust II	Delaware
Provident Lease Corp., Inc.	Maryland
Lexington Properties Management, Inc.	Maryland
LPM Sub 1, Inc.	Maryland
LPM Sub 2, Inc.	Maryland
LPM Sub 3, Inc.	Maryland
LPM Sub 4, Inc.	Maryland
LPM Sub 5, Inc.	Maryland
LPM Sub 6, Inc.	Maryland
LPM Sub 7, Inc.	Maryland
LPM Sub 8, Inc.	Maryland
LPM Sub 9, Inc.	Maryland
LPM Sub 10, Inc.	Maryland
Court Square Leasing Corporation	Maryland

(1)
Also doing business as Provident Bank and Court Square Financial Services.

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  EXHIBIT 21
SUBSIDIARIES OF PROVIDENT BANKSHARES CORPORATION